EXHIBIT 10.2

Offer of Appointment

May 24th 2013

Mr. Gerhard Watzinger

2821 Tar Flower Way,

Naples, FL 34105

Dear Gerhard,

We are pleased to confirm our Offer of Appointment (“Agreement”) for the position of Chief Executive Officer & President, on interim basis with iGATE Corporation (“hereafter referred to as “iGATE” or “Company”) on the following terms and conditions. Your employment will be effective from 20th May 2013 (“Effective Date”) at iGATE.

1.	Compensation: You shall be compensated per details in Annexure A. Compensation, subject to all applicable taxes and withholdings, will be paid on a bi-monthly basis for your services.

2.	Term: The term of this Agreement (Term) will commence as of the Effective Date and will continue until the earlier of the date a permanent Chief Executive Officer & President is appointed by the Board of Directors of the Company and commences to serve or the date this Agreement is terminated pursuant to the terms of this Agreement.

3.	Termination: You agree to provide the Company with thirty (30) days advance notice of your termination of this Agreement and the Company agrees to provide you with thirty (30) days advance notice of its termination of your employment, except in cases of termination by the Company due to the appoint of a successor Chief Executive Office & President or termination due to your willful misconduct or non-performance, in which case the termination would be effective immediately.

4.	Confidentiality: As a part of your employment, you will acquire or develop confidential and proprietary information concerning the Company and its dealings/method of dealings and you also will develop relationships of special trust and confidence with the Company’s customers (and their end-users) and Employees (collectively, referred to as “Confidential Matter”). You agree that such Confidential Matter is for the Company’s exclusive benefit and that, both during your employment and at all times thereafter, you will not directly or indirectly use or disclose any Confidential Matter except for the sole benefit and with the consent of the Company. Upon the conclusion of your employment, you will promptly return all documents and information (including computer generated or stored matters) concerning the Company or its customers (and their end-users) or Employees and also all personal property of the Company provided by the Company for your use (i.e., items such as laptop computer, cell phone and, data card).

5.	Non-Solicitation:

During the six (6) month period following the termination of your employment for whatever reason, you shall not directly or indirectly solicit or retain or hire the services of (or otherwise deal in a manner adverse to the Company with) any Employee of the Company or induce such Employee to terminate his or her employment.

This Agreement along with sets forth the full and complete understanding and agreement of the parties with respect to its subject matter and supersedes all prior discussions, negotiations and agreements. This Agreement may be modified only by means of a writing signed by both parties. Each of the parties has executed this Agreement as provided below with the express intent to be legally bound. This Agreement shall come into effect on the Effective Date at iGATE.

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We look forward to your association with iGATE over the long term and nurturing a mutually beneficial relationship.

Sincerely	Agreed to and Accepted with the Intent to be Legally Bound

Sunil Wadhwani	Gerhard Watzinger
Co-Chairman iGATE Corporation
(Date)

(SSN: ###-##-####)

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ANNEXURE A

This Annexure is issued pursuant to Offer of Appointment dated May 20th 2013 (“Agreement”), between iGATE Corporation (“iGATE” or “Company”) and Gerhard Watzinger, whereby iGATE agrees to pay as per details given below.

Effective Date:	May 20th 2013
Compensation:	$100,000.00 USD per month (pro-rated for period less than a month)

Both parties have executed this Annexure with the express intent to be legally bound hereby. Any changes to the above must be set forth in a written document signed by both parties, and any oral modifications shall be deemed void and shall have no effect.

Agreed to: iGATE Corporation	Agreed to: Gerhard Watzinger

Sunil Wadhwani	Signature
Co-Chairman iGATE Corporation

May 24th 2013	Date

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